Exhibit 99.2

AvalonBay Communities, Inc.

For Immediate News Release
January 26, 2005

AVALONBAY COMMUNITIES INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2004 OPERATING RESULTS

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended December 31, 2004 was $111,894,000, resulting in Earnings per Share - diluted (“EPS”) of $1.52, compared to $1.36 for the comparable period of 2003, a per share increase of 11.8%. For the year ended December 31, 2004, EPS was $2.92 compared to $3.73 for the comparable period of 2003, a per share decrease of 21.7%. These variances are primarily attributable to the timing and volume of disposition activity in 2004 and 2003.

Funds from Operations attributable to common stockholders - diluted (“FFO”) for the quarter ended December 31, 2004 was $64,818,000, or $0.88 per share compared to $59,697,000, or $0.83 per share for the comparable period of 2003, a per share increase of 6.0%. FFO per share for the year ended December 31, 2004 increased by 2.4% to $3.36 from $3.28 for the comparable period in 2003. FFO for both the fourth quarter and the full year 2004 include approximately $1,240,000, or approximately $0.02 per share, for the receipt of a non-routine prepayment premium on a note payable to the Company, net of legal costs.

Operating Results for the Quarter Ended December 31, 2004 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $12,873,000, or 8.2% to $170,403,000. For Established Communities, rental revenue increased 1.6%, due to an increase in Economic Occupancy of 2.0%, partially offset by a decline in rental rates of 0.4% between periods. Total revenue for Established Communities increased $1,655,000 to $110,838,000, and operating expenses increased $1,259,000, or 3.7%, to $35,541,000. Accordingly, Net Operating Income (“NOI”) for Established Communities increased by $396,000 or 0.5%, to $75,297,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the fourth quarter of 2003 to the fourth quarter of 2004:

4Q 04 Compared to 4Q 03

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*

Northeast	2.4%	(0.8%)	3.9%	41.4%
Mid-Atlantic	1.9%	1.9%	1.9%	17.6%
Midwest	2.6%	3.9%	1.6%	2.2%
Pacific NW	2.8%	4.9%	1.7%	4.5%
No. California	(0.4%)	9.8%	(4.6%)	23.0%
So. California	3.0%	3.1%	2.8%	11.3%

Total	1.6%	3.7%	0.5%	100.0%

* Total represents each region’s % of total NOI from the Company, including discontinued operations.

Sequential Operating Results for the Quarter Ended December 31, 2004 Compared to the Quarter Ended September 30, 2004

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the third quarter to the fourth quarter of 2004:

4Q 04 Compared to 3Q 04

	Rental	Operating
	Revenue	Expenses	NOI

Northeast	0.1%	(6.4%)	3.5%
Mid-Atlantic	(0.9%)	(5.5%)	1.1%
Midwest	(2.9%)	1.0%	(5.7%)
Pacific NW	(0.1%)	0.9%	(0.8%)
No. California	0.7%	1.4%	0.4%
So. California	1.1%	(5.2%)	3.8%

Total	0.2%	(3.0%)	1.8%

Consistent with expected trends, operating expenses declined from the third quarter to the fourth quarter of 2004 due to lower seasonal turnover costs.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Year Ended December 31, 2004 Compared to the Prior Year

For the Company, including discontinued operations, total revenue increased by $28,368,000, or 4.5% to $661,862,000. For Established Communities, rental revenue decreased 0.3%, comprised of a rental rate decline of 1.8%, partially offset by an increase in Economic Occupancy of 1.5%. Total revenue for Established Communities decreased $1,499,000 to $440,145,000 and operating expenses increased $2,464,000, or 1.8%, to $141,823,000. Accordingly, NOI for Established Communities decreased by $3,963,000 or 1.3%, to $298,322,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the year ended December 31, 2004 compared to the year ended December 31, 2003:

Full Year 2004 Compared to Full Year 2003

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*

Northeast	0.0%	0.7%	(0.4%)	40.3%
Mid-Atlantic	2.4%	2.0%	2.6%	17.4%
Midwest	2.2%	(3.3%)	6.8%	2.2%
Pacific NW	1.4%	0.7%	1.8%	4.7%
No. California	(3.1%)	3.8%	(5.9%)	24.2%
So. California	1.9%	2.0%	1.8%	11.2%

Total	(0.3%)	1.8%	(1.3%)	100.0%

* Total represents each region’s % of total NOI from the Company, including discontinued operations.

Established Communities Operating Statistics

Market Rents, as determined by the Company, averaged $1,477 per home for the Established Community portfolio as a whole in the fourth quarter of 2004, increasing 1.5% as compared to average Market Rents for the fourth quarter of 2003 and increasing 0.4% over average Market Rents for the third quarter of 2004.

Economic Occupancy was 95.8% during the fourth quarter of 2004, increasing 2.0% as compared to the fourth quarter of 2003 and decreasing 0.3% as compared to the third quarter of 2004, consistent with seasonal trends.

Cash concessions are recognized on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. For the fourth quarter of 2004, rental revenue with concessions on a cash basis increased 2.8% as compared to the fourth quarter of 2003 (versus an increase of 1.6% on a GAAP basis) and increased 1.8% as compared to the third quarter of 2004 (versus an increase of 0.2% on a GAAP basis).

Concessions granted per move-in for Established Communities averaged $861 during the fourth quarter of 2004, a decrease of 14.2% from $1,004 in the fourth quarter of 2003 and a decrease of 5.6% from $912 in the third quarter of 2004.

Acquisition Activity

During the fourth quarter of 2004, the Company acquired two communities, Hobbits Grove, located in the Baltimore, MD area, and Ravenswood at the Park, located in the Seattle, WA area. Hobbits Grove is a garden-style community containing 170 apartment homes and was acquired for an acquisition price of $23,650,000. Ravenswood at the Park is a garden-style community containing 400 apartment homes and was acquired for an acquisition price of $49,000,000.

In the aggregate, the Company acquired five communities during 2004. These five communities contain an aggregate of 1,165 apartment homes and were acquired for a total acquisition price of $134,216,000, which includes the assumption of $8,155,000 of fixed rate mortgage debt. Four of these communities were acquired with the intent of being owned through a discretionary investment fund, for which the Company expects the initial closing to occur during the first quarter of 2005.

Development Activity

The Company completed four development communities during the fourth quarter of 2004 for an aggregate Total Capital Cost of approximately $188,700,000. Avalon at Glen Cove South, located in the Long Island, NY area, is a mid-rise community containing 256 apartment homes and was completed for a Total Capital Cost of $67,300,000. Avalon at Traville, located in the Washington, DC metropolitan area, is a garden-style/ townhome community containing 520 apartment homes and was completed for a Total Capital Cost of $70,000,000. Avalon Milford I, located in the Fairfield – New Haven, CT area, is a garden-style community containing 246 apartment homes and was completed for a Total Capital Cost of $31,500,000. Avalon at The Pinehills I, located in the Boston, MA area, is a garden-style community containing 101 apartment homes and was completed for a Total Capital Cost of $19,900,000.

During the fourth quarter of 2004, the Company commenced construction of one community, Avalon at Bedford Center, located in the Boston, MA area. This community, when completed, is expected to contain 139 apartment homes for a Total Capital Cost of $24,900,000.

In addition, the Company entered into a joint venture agreement with an unrelated third party for the development of Avalon at Mission Bay North II during the fourth quarter of 2004. The Company holds a 25%

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

equity interest in this joint venture and expects to commence construction during the first quarter of 2005. The Company expects to complete Avalon at Mission Bay North II for a Total Capital Cost of approximately $117,000,000, of which approximately 80% will be financed through a construction loan. Avalon at Mission Bay North II, when completed, is expected to contain 313 apartment homes.

The Company commenced redevelopment on two communities during the fourth quarter of 2004. Avalon at Fairway Hills III, located in the Washington, DC metropolitan area, was acquired by the Company in 1996, and Briarcliffe Lakeside, located in the Chicago, IL area, was acquired by the Company in 2004. These communities contain a total of 540 apartment homes and, if redeveloped as expected, will be completed for an aggregate Total Capital Cost of $47,800,000 (of which $37,800,000 was incurred prior to redevelopment).

Disposition Activity

During the fourth quarter of 2004, the Company sold two communities, Fairway Glen, located in San Jose, CA, and Avalon at Ballston – Vermont and Quincy Towers, located in the greater Washington, DC metropolitan area. These two communities, which contained a total of 598 apartment homes, were sold for an aggregate sales price of $141,450,000. The sale of these communities resulted in a gain as reported in accordance with GAAP of $87,288,000 and an Economic Gain of $81,562,000. The weighted average Initial Year Market Cap Rate related to these communities was 4.3%.

The Company sold five communities during 2004, containing a total of 1,360 apartment homes, and a land parcel, for a gross sales price of approximately $250,977,000. The sale of these five communities and the land parcel in 2004 resulted in a GAAP gain of $122,425,000 and an Economic Gain of $103,105,000. The weighted average Initial Year Market Cap Rate for the five communities sold during 2004 was 4.8% and the weighted average Unleveraged IRR was 16.5%.

Financing, Liquidity and Balance Sheet Statistics

As of December 31, 2004, the Company had $102,000,000 outstanding under its $500,000,000 unsecured credit facility. Leverage, calculated as total debt as a percentage of Total Market Capitalization, was 30.7% at December 31, 2004. Unencumbered NOI for the year ended December 31, 2004 was approximately 82% and Interest Coverage for the fourth quarter of 2004 was 2.8 times.

2005 Outlook

As noted in the Company’s initial 2005 financial outlook provided on December 21, 2004, the Company expects EPS in the range of $0.65 to $0.69 for the first quarter of 2005 and $1.93 to $2.13 for the full year 2005.

The Company expects Projected FFO per share in the range of $0.91 to $0.95 for the first quarter of 2005 and $3.51 to $3.71 for the full year 2005. The Projected FFO ranges for both the first quarter of 2005 and the full year 2005 include $0.08 to $0.09 related to the potential sale of an investment in a real estate technology company that the Company expects will occur in the first quarter of 2005. Projected FFO per share excluding the $0.08 to $0.09 of expected gain is $0.82 to $0.86 for the first quarter of 2005 and $3.42 to $3.62 for the full year 2005.

First Quarter 2005 Conference Schedule

The Company is scheduled to participate in the Lehman Brothers 8th Annual Future of REITs Panel Discussion on March 3, 2005 from 8:00 AM - 11:30 AM Eastern Time (EST) in New York, NY. Bryce Blair, Chairman, Chief Executive Officer and President, will participate in the panel, which will focus on the economics of development and redevelopment in 2005. Details on how to access a webcast of the event will be available on the Company’s website at http://www.avalonbay.com/events beginning March 1, 2005.

The Company is scheduled to participate in the Smith Barney 2005 REIT CEO Conference in Naples, FL on March 7-8, 2005. Management is scheduled to present at this conference on Monday, March 7, 2005 at 3:45 PM EST. Management’s presentation will be followed by a question and answer session during which management may discuss the Company’s current operating environment; operating trends; current development, disposition and acquisition activity; the Company’s outlook and other business and financial matters affecting the Company. The Company’s presentation will be accessible via a dial-in phone number which will be available on the Company’s website at http://www.avalonbay.com/events beginning March 3, 2005.

Other Matters

The Company will hold a conference call on January 27, 2005 at 1:00 PM EST to review and answer appropriate questions about these results and projections, the earnings release attachments described below and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687 and the international number to hear a replay of this call is 1-706-645-9291 - Access Code: 2684060.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. The full earnings release including the Attachments is available at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please register through the Investor Relations section of the website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may require the Adobe Acrobat 6.0 Reader. If you do not have the Adobe Acrobat 6.0 Reader, you may download it at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO
•	Projected FFO
•	Established Communities
•	NOI
•	Market Rents
•	Economic Occupancy
•	Rental revenue (with concessions on a cash basis)
•	Total Capital Cost
•	Economic Gain
•	Initial Year Market Cap Rate
•	Unleveraged IRR
•	Leverage
•	Total Market Capitalization
•	Unencumbered NOI
•	Interest Coverage

About AvalonBay Communities, Inc.

As of December 31, 2004, AvalonBay owned or held an ownership interest in 148 apartment communities containing 42,810 apartment homes in ten states and the District of Columbia, of which ten communities were under construction and four communities were under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman, Chief Executive Officer and President, at (703) 317-4652 or Thomas J. Sargeant, Chief Financial Officer, at (703) 317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs, and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; we may abandon development or redevelopment opportunities for which we have already incurred costs. Additional discussions of risks and uncertainties appear in the Company’s fillings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the first quarter or the full year 2005. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2005 AvalonBay Communities, Inc. All Rights Reserved

FOURTH QUARTER 2004
Supplemental Operating and Financial Data

Avalon at The Pinehills I, a 101 garden-style apartment home community, is located in Plymouth, Massachusetts, 45 miles south of Boston and 8 miles north of Cape Cod. Route 3, Route 495 and the new commuter rail, providing service to Boston’s South Station, are all easily accessible from the community.

Avalon at The Pinehills I, overlooking the Rees Jones golf course, is a small community targeted at the growing empty-nester segment of the population. As part of a 3000-acre master planned community, residents enjoy spacious living with an abundance of recreational activities, shopping and dining nearby.

Residents can choose from a variety of one-, two- and three-bedroom apartment homes, including loft layouts with cathedral ceilings and master bedrooms on the first level. Apartment home features include private patios or balconies, walk-in closets, full size washers and dryers, and garage parking. Most apartments offer fairway views, and optional amenities include fireplaces and detached garages. Residents also enjoy many community amenities including daily fee golf, a fully equipped fitness center, outdoor heated swimming pool, clubhouse, picnic areas and nature trails.

Avalon at The Pinehills I was completed in the fourth quarter of 2004 for a Total Capital Cost of $19.9 million.

FOURTH QUARTER 2004

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Full Year Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs	Attachment 7
Summary of Development and Redevelopment Activity	Attachment 8
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
December 31, 2004
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q4	Q4		Full Year	Full Year
	2004	2003	% Change	2004	2003	% Change
Net income available to common stockholders	$111,894	$98,108	14.1%	$211,045	$260,781	(19.1%)

Per common share - basic	$1.55	$1.39	11.5%	$2.95	$3.80	(22.4%)
Per common share - diluted	$1.52	$1.36	11.8%	$2.92	$3.73	(21.7%)

Funds from Operations (1)	$64,818	$59,697	8.6%	$246,247	$230,566	6.8%
Per common share - diluted (1)	$0.88	$0.83	6.0%	$3.36	$3.28	2.4%

Dividends declared - common	$50,807	$49,656	2.3%	$201,638	$193,590	4.2%
Per common share	$0.70	$0.70	—	$2.80	$2.80	—

Common shares outstanding	72,582,076	70,937,526	2.3%	72,582,076	70,937,526	2.3%
Outstanding operating partnership units	504,071	632,226	(20.3%)	504,071	632,226	(20.3%)

Total outstanding shares and units	73,086,147	71,569,752	2.1%	73,086,147	71,569,752	2.1%

Average shares outstanding - basic	72,138,440	70,588,495	2.2%	71,564,202	68,559,657	4.4%
Average operating partnership units outstanding	534,798	731,553	(26.9%)	573,529	893,279	(35.8%)
Effect of dilutive securities	1,377,494	907,287	51.8%	1,217,225	750,531	62.2%

Average shares outstanding - diluted	74,050,732	72,227,335	2.5%	73,354,956	70,203,467	4.5%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate (2)	Maturities (3)

Conventional Debt				2005	$193,739
Long-term, fixed rate	$1,925,246	23.8%		2006	$158,114
Long-term, variable rate	82,005	1.0%		2007	$274,921
Variable rate credit facility				2008	$221,062
and short term notes	144,402	1.8%		2009	$227,897

Subtotal, Conventional	2,151,653	26.6%	6.3%

Tax-Exempt Debt
Long-term, fixed rate	198,423	2.5%
Long-term, variable rate	128,891	1.6%

Subtotal, Tax-Exempt	327,314	4.1%	5.2%

Total Debt	$2,478,967	30.7%	6.2%

(1)	2003 has been revised to include gains on land sales to conform with 2004 presentation.
(2)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.
(3)	Excludes amounts under the $500,000 variable rate credit facility that, after all extensions, matures in 2008.

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home

Q404	$5,231	$5,193	$104
Q304	$5,257	$4,051	$ 90
Q204	$5,010	$3,792	$114
Q104	$5,068	$3,821	$ 46

COMMUNITY INFORMATION

		Apartment
	Communities	Homes

Current Communities	138	40,142
Development Communities	10	2,668
Development Rights	49	13,491

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
December 31, 2004
(Dollars in thousands except per share data)
(unaudited)

	Q4	Q4		Full Year	Full Year
	2004(1)	2003	% Change	2004 (1)	2003	% Change
Revenue:
Rental and other income	$168,301	$151,744	10.9%	$647,850	$591,411	9.5%
Management, development and other fees	140	188	(25.5%)	604	931	(35.1%)

Total	168,441	151,932	10.9%	648,454	592,342	9.5%

Operating expenses:
Direct property operating expenses, excluding property taxes	39,906	35,873	11.2%	156,576	142,322	10.0%
Property taxes	16,528	14,484	14.1%	62,665	56,120	11.7%
Property management and other indirect operating expenses	7,286	7,655	(4.8%)	27,956	27,123	3.1%
Investments and investment management (2)	1,207	545	121.5%	4,691	2,948	59.1%

Total	64,927	58,557	10.9%	251,888	228,513	10.2%

Interest income	96	805	(88.1%)	194	3,440	(94.4%)
Interest expense	(33,522)	(32,769)	2.3%	(131,314)	(133,637)	(1.7%)
General and administrative expense	(4,976)	(3,434)	44.9%	(18,074)	(14,830)	21.9%
Joint venture income, minority interest and venture partner interest in profit-sharing (3)	733	(309)	(337.2%)	(228)	22,897	(101.0%)
Depreciation expense	(40,346)	(38,181)	5.7%	(160,815)	(147,658)	8.9%

Income from continuing operations before cumulative effect of change in accounting principle	25,499	19,487	30.9%	86,329	94,041	(8.2%)
Discontinued operations: (4)
Income from discontinued operations	1,282	1,964	(34.7%)	6,444	16,494	(60.9%)
Gain on sale of real estate assets (5)	87,288	78,832	10.7%	122,425	160,990	(24.0%)

Total discontinued operations	88,570	80,796	9.6%	128,869	177,484	(27.4%)

Income before cumulative effect of change in accounting principle	114,069	100,283	13.7%	215,198	271,525	(20.7%)
Cumulative effect of change in accounting principle	—	—	—	4,547	—	100.0%

Net income	114,069	100,283	13.7%	219,745	271,525	(19.1%)
Dividends attributable to preferred stock	(2,175)	(2,175)	—	(8,700)	(10,744)	(19.0%)

Net income available to common stockholders	$111,894	$98,108	14.1%	$211,045	$260,781	(19.1%)

Net income per common share - basic	$1.55	$1.39	11.5%	$2.95	$3.80	(22.4%)

Net income per common share - diluted	$1.52	$1.36	11.8%	$2.92	$3.73	(21.7%)

(1)	Operations for the periods ended December 31, 2004 include the operations of a community in which the Company held a variable interest. This community was consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51. On October 15, 2004, the community repaid its note payable to the Company, terminating the variable interest relationship.

(2)	Reflects costs incurred related to investment acquisition, investment management and abandoned pursuits.

(3)	Full year 2003 includes the Company’s share of the GAAP gain reported by Falkland Partners, LLC as a result of the sale of Falkland Chase in the amount of $21,816 and the gain recognized by the Company for the wind-up of its investment of $1,632.

(4)	Reflects net income for communities sold during the period from January 1, 2003 through December 31, 2004. The following table details income from discontinued operations as of the periods shown:

	Q4	Q4	Full Year	Full Year
	2004	2003	2004	2003
Rental income	$1,962	$5,598	$13,408	$41,152
Operating and other expenses	(600)	(2,081)	(4,567)	(15,702)
Interest expense, net	(80)	(382)	(508)	(2,380)
Minority interest expense	—	(12)	(37)	(438)
Depreciation expense	—	(1,159)	(1,852)	(6,138)

Income from discontinued operations (6)	$1,282	$1,964	$6,444	$16,494

(5)	Balances include gains on sale of land of $1,138 in the year ended December 31, 2004 and $1,234 in both the quarter and year ended December 31, 2003.

(6)	NOI for discontinued operations totaled $1,362 in the fourth quarter of 2004 and $8,841 for the year ended December 31, 2004, all of which related to assets sold.

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
Detailed Operating Information
(Dollars in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003

Real estate (1)	$5,615,509	$5,037,011
Less accumulated depreciation	(830,336)	(670,392)

Net operating real estate	4,785,173	4,366,619
Construction in progress (including land)	173,337	253,158
Real estate assets held for sale, net	—	116,612

Total real estate, net	4,958,510	4,736,389

Cash and cash equivalents	2,163	7,058
Cash in escrow	13,078	11,825
Resident security deposits	24,376	20,891
Other assets (2)	131,990	133,419

Total assets	$5,130,117	$4,909,582

Unsecured senior notes	$1,859,448	$1,835,284
Unsecured facility	102,000	51,100
Notes payable	516,967	412,698
Liabilities related to assets held for sale	—	40,073
Other liabilities	244,886	234,341

Total liabilities	$2,723,301	$2,573,496

Minority interest	21,525	24,752

Stockholders’ equity	2,385,291	2,311,334

Total liabilities and stockholders’ equity	$5,130,117	$4,909,582

(1)	Includes land held for development of $166,751 and $81,358 as of December 31, 2004 and 2003, respectively.

(2)	Other assets includes $0 and $1,569 relating to discontinued operations as of December 31, 2004 and 2003, respectively.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes - Established Communities (1)
December 31, 2004

	Apartment	Average Rental Rates(2)			Economic Occupancy			Rental Revenue ($000’s) (3)
	Homes	Q4 04	Q4 03	% Change	Q4 04	Q4 03	% Change	Q4 04	Q4 03	% Change
Northeast
Fairfield-New Haven, CT	2,170	$1,526	$1,566	(2.6%)	96.6%	88.2%	8.4%	$9,601	$9,076	5.8%
New York, NY	1,646	1,932	2,036	(5.1%)	96.0%	91.6%	4.4%	9,162	9,224	(0.7%)
Boston, MA	1,479	1,601	1,608	(0.4%)	95.9%	93.8%	2.1%	6,810	6,695	1.7%
Northern New Jersey	1,043	2,185	2,217	(1.4%)	96.7%	91.2%	5.5%	6,609	6,346	4.1%
Long Island, NY	806	2,120	2,131	(0.5%)	96.3%	94.5%	1.8%	4,938	4,873	1.3%
Central New Jersey	206	1,530	1,613	(5.1%)	94.6%	92.6%	2.0%	894	923	(3.1%)

Northeast Average	7,350	1,790	1,834	(2.4%)	96.3%	91.5%	4.8%	38,014	37,137	2.4%

Mid-Atlantic
Washington, DC	3,011	1,361	1,334	2.0%	95.3%	95.0%	0.3%	11,716	11,454	2.3%
Baltimore, MD	526	1,127	1,129	(0.2%)	95.3%	95.6%	(0.3%)	1,695	1,703	(0.5%)

Mid-Atlantic Average	3,537	1,326	1,304	1.7%	95.3%	95.1%	0.2%	13,411	13,157	1.9%

Midwest
Chicago, IL	887	1,074	1,074	0.0%	93.0%	90.4%	2.6%	2,657	2,590	2.6%

Midwest Average	887	1,074	1,074	0.0%	93.0%	90.4%	2.6%	2,657	2,590	2.6%

Pacific Northwest
Seattle, WA	2,738	1,033	1,020	1.3%	94.6%	93.1%	1.5%	8,024	7,803	2.8%

Pacific Northwest Average	2,738	1,033	1,020	1.3%	94.6%	93.1%	1.5%	8,024	7,803	2.8%

Northern California
San Jose, CA	4,890	1,378	1,392	(1.0%)	95.9%	96.1%	(0.2%)	19,377	19,620	(1.2%)
Oakland-East Bay, CA	2,090	1,219	1,212	0.6%	95.9%	94.7%	1.2%	7,335	7,206	1.8%
San Francisco, CA	1,765	1,527	1,518	0.6%	95.3%	96.2%	(0.9%)	7,707	7,733	(0.3%)

Northern California Average	8,745	1,369	1,375	(0.4%)	95.8%	95.8%	0.0%	34,419	34,559	(0.4%)

Southern California
Los Angeles, CA	1,638	1,280	1,255	2.0%	96.3%	94.3%	2.0%	6,056	5,821	4.0%
Orange County, CA	1,174	1,239	1,213	2.1%	95.5%	96.0%	(0.5%)	4,167	4,102	1.6%
San Diego, CA	1,058	1,317	1,285	2.5%	96.6%	96.2%	0.4%	4,041	3,928	2.9%

Southern California Average	3,870	1,277	1,251	2.1%	96.2%	95.3%	0.9%	14,264	13,851	3.0%

Average/Total Established	27,127	$1,421	$1,427	(0.4%)	95.8%	93.8%	2.0%	$110,789	$109,097	1.6%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful.
(2)	Reflects the effect of concessions amortized over the average lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.8% between years.

Attachment 5

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities (1)
December 31, 2004

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
	Homes	Q4 04	Q3 04	% Change	Q4 04	Q3 04	% Change	Q4 04	Q3 04	% Change
Northeast
Fairfield-New Haven, CT	2,170	$1,526	$1,529	(0.2%)	96.6%	96.5%	0.1%	$9,601	$9,607	(0.1%)
New York, NY	1,646	1,932	1,943	(0.6%)	96.0%	96.1%	(0.1%)	9,162	9,224	(0.7%)
Boston, MA	1,479	1,601	1,568	2.1%	95.9%	95.9%	0.0%	6,810	6,676	2.0%
Northern New Jersey	1,043	2,185	2,138	2.2%	96.7%	97.3%	(0.6%)	6,609	6,509	1.5%
Long Island, NY	806	2,120	2,117	0.1%	96.3%	98.3%	(2.0%)	4,938	5,031	(1.8%)
Central New Jersey	206	1,530	1,562	(2.0%)	94.6%	96.0%	(1.4%)	894	927	(3.6%)

Northeast Average	7,350	1,790	1,781	0.5%	96.3%	96.7%	(0.4%)	38,014	37,974	0.1%

Mid-Atlantic
Washington, DC	3,011	1,361	1,359	0.1%	95.3%	96.3%	(1.0%)	11,716	11,819	(0.9%)
Baltimore, MD	526	1,127	1,120	0.6%	95.3%	96.8%	(1.5%)	1,695	1,712	(1.0%)

Mid-Atlantic Average	3,537	1,326	1,323	0.2%	95.3%	96.4%	(1.1%)	13,411	13,531	(0.9%)

Midwest
Chicago, IL	887	1,074	1,072	0.2%	93.0%	95.9%	(2.9%)	2,657	2,735	(2.9%)

Midwest Average	887	1,074	1,072	0.2%	93.0%	95.9%	(2.9%)	2,657	2,735	(2.9%)

Pacific Northwest
Seattle, WA	2,738	1,033	1,027	0.6%	94.6%	95.3%	(0.7%)	8,024	8,035	(0.1%)

Pacific Northwest Average	2,738	1,033	1,027	0.6%	94.6%	95.3%	(0.7%)	8,024	8,035	(0.1%)

Northern California
San Jose, CA	4,890	1,378	1,378	0.0%	95.9%	95.5%	0.4%	19,377	19,318	0.3%
Oakland-East Bay, CA	2,090	1,219	1,200	1.6%	95.9%	95.5%	0.4%	7,335	7,185	2.1%
San Francisco, CA	1,765	1,527	1,516	0.7%	95.3%	95.5%	(0.2%)	7,707	7,666	0.5%

Northern California Average	8,745	1,369	1,364	0.4%	95.8%	95.5%	0.3%	34,419	34,169	0.7%

Southern California
Los Angeles, CA	1,638	1,280	1,273	0.5%	96.3%	95.6%	0.7%	6,056	5,980	1.3%
Orange County, CA	1,174	1,239	1,225	1.1%	95.5%	95.8%	(0.3%)	4,167	4,133	0.8%
San Diego, CA	1,058	1,317	1,303	1.1%	96.6%	96.8%	(0.2%)	4,041	4,002	1.0%

Southern California Average	3,870	1,277	1,266	0.9%	96.2%	96.0%	0.2%	14,264	14,115	1.1%

Average/Total Established	27,127	$1,421	$1,414	0.5%	95.8%	96.1%	(0.3%)	$110,789	$110,559	0.2%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful.
(2)	Reflects the effect of concessions amortized over the average lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 1.8% between quarters.

Attachment 6

AvalonBay Communities, Inc.
Full Year Revenue and Occupancy Changes - Established Communities (1)
December 31, 2004

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
	Homes	Full Year 04	Full Year 03	% Change	Full Year 04	Full Year 03	% Change	Full Year 04	Full Year 03	% Change
Northeast
Fairfield-New Haven, CT	2,170	$1,547	$1,592	(2.8%)	93.6%	90.5%	3.1%	$37,719	$37,619	0.3%
New York, NY	1,646	1,963	2,011	(2.4%)	94.5%	93.4%	1.1%	36,632	37,098	(1.3%)
Boston, MA	1,479	1,582	1,660	(4.7%)	95.8%	92.4%	3.4%	26,914	27,277	(1.3%)
Northern New Jersey	1,043	2,174	2,226	(2.3%)	95.3%	90.6%	4.7%	25,939	25,330	2.4%
Long Island, NY	806	2,125	2,096	1.4%	96.2%	97.2%	(1.0%)	19,778	19,707	0.4%
Central New Jersey	206	1,561	1,600	(2.4%)	94.9%	91.9%	3.0%	3,664	3,642	0.6%

Northeast Average	7,350	1,800	1,847	(2.5%)	94.9%	92.4%	2.5%	150,646	150,673	0.0%

Mid-Atlantic
Washington, DC	3,011	1,357	1,346	0.8%	95.6%	93.7%	1.9%	46,905	45,653	2.7%
Baltimore, MD	526	1,125	1,126	(0.1%)	96.2%	96.0%	0.2%	6,827	6,821	0.1%

Mid-Atlantic Average	3,537	1,323	1,315	0.6%	95.7%	93.9%	1.8%	53,732	52,474	2.4%

Midwest
Chicago, IL	887	1,079	1,084	(0.5%)	93.5%	90.8%	2.7%	10,734	10,498	2.2%

Midwest Average	887	1,079	1,084	(0.5%)	93.5%	90.8%	2.7%	10,734	10,498	2.2%

Pacific Northwest
Seattle, WA	2,738	1,024	1,031	(0.7%)	94.6%	92.5%	2.1%	31,820	31,393	1.4%

Pacific Northwest Average	2,738	1,024	1,031	(0.7%)	94.6%	92.5%	2.1%	31,820	31,393	1.4%

Northern California
San Jose, CA	4,890	1,377	1,442	(4.5%)	95.9%	95.4%	0.5%	77,483	80,682	(4.0%)
Oakland-East Bay, CA	2,090	1,205	1,239	(2.7%)	94.7%	95.3%	(0.6%)	28,639	29,617	(3.3%)
San Francisco, CA	1,765	1,520	1,543	(1.5%)	95.6%	94.9%	0.7%	30,782	31,041	(0.8%)

Northern California Average	8,745	1,365	1,413	(3.4%)	95.6%	95.3%	0.3%	136,904	141,340	(3.1%)

Southern California
Los Angeles, CA	1,638	1,271	1,250	1.7%	95.6%	94.8%	0.8%	23,877	23,292	2.5%
Orange County, CA	1,174	1,220	1,203	1.4%	95.6%	95.6%	0.0%	16,434	16,207	1.4%
San Diego, CA	1,058	1,295	1,281	1.1%	95.9%	95.5%	0.4%	15,767	15,533	1.5%

Southern California Average	3,870	1,262	1,243	1.5%	95.7%	95.3%	0.4%	56,078	55,032	1.9%

Average/Total Established	27,127	$1,418	$1,444	(1.8%)	95.3%	93.8%	1.5%	$439,914	$441,410	(0.3%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful.
(2)	Reflects the effect of concessions amortized over the average lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 0.1% between years.

Attachment 7

AvalonBay Communities, Inc.
Capitalized Community and Corporate Expenditures and Expensed Community Maintenance Costs
For the Year Ended December 31, 2004
(Dollars in thousands except per home data)

						Categorization of 2004 Add’l Capitalized Value (4)								2004 Maintenance Expensed Per Home (6)
						Acquisitions,						Non-Rev
					2004 Add’l	Construction,						Generating
	Apartment	Balance at	Balance at		Capitalized	Redevelopment		Revenue	Non-Rev			Capex		Carpet		Other
Current Communities (1)	Homes (2)	12-31-04 (3)	12-31-03 (3)		Value	& Dispositions		Generating (5)	Generating		Total	Per Home		Replacement		Maintenance		Total
Established Communities	27,127	$2,850,744	$2,837,444		$13,300	$1,263		$438	$11,599		$13,300	$428		$148		$1,211		$1,359
Other Stabilized Communities	7,737	1,055,791	944,089		111,702	110,755	(7)	199	748		111,702	97		109		1,199		1,308

Total Stabilized	34,864	3,906,535	3,781,533		125,002	112,018		637	12,347		125,002	354		140		1,208		1,348

Development Communities	4,959	635,291	414,831		220,460	220,460	(8)	—	—		220,460	—		12		477		489
Dispositions	—	—	121,730		(121,730)	(121,730)		—	—		(121,730)	—		40		684		724
Current Communities Under Redevelopment
Avalon at Prudential Center	781	129,838	128,853		985	985		—	—		985	—		12		2,405		2,416
Avalon Towers	109	15,817	14,189		1,628	1,628		—	—		1,628	—		266		3,138		3,404
Avalon at Fairway Hills III	336	18,946	18,635		311	311		—	—		311	—		140		1,205		1,345
Briarcliffe Lakeside	204	11,689	—	(9)	11,689	11,689		—	—		11,689	—		29		564		593

Total Redevelopment	1,430	176,290	161,677		14,613	14,613		—	—		14,613	—		64		1,916		1,980

Corporate	—	31,584	30,724		860	—		161	699	(10)	860	—		—		—		—

Total	41,253	$4,749,700	$4,510,495		$239,205	$225,361		$798	$13,046		$239,205	$299	(11)	$122	(12)	$1,145	(12)	$1,266	(12)

(1)	For the purpose of this table, Current Communities excludes communities held by unconsolidated real estate joint ventures.
(2)	Apartment homes as of 12/31/04; does not include unconsolidated communities.
(3)	Total gross fixed assets excluding land.
(4)	Policy is to capitalize if the item exceeds $15 and extends the useful life of the asset. Personal property is capitalized if the item is a new addition and it exceeds $2.5.
(5)	Represents expenditures on water saving devices and on submetering equipment.
(6)	Other maintenance includes appliance replacement costs and maintenance payroll costs.
(7)	Relates primarily to five communities acquired in 2004.
(8)	Net of the movement of approximately $25,194 from construction in progress as of 12/31/03 to an unconsolidated joint venture in 2004.
(9)	Community was acquired in 2004.
(10)	Represents primarily computer equipment.
(11)	Total non-revenue generating capitalized costs per home excludes corporate capitalized costs.
(12)	Total 2004 maintenance expensed per home excludes maintenance costs related to Dispositions.

Attachment 8

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity as of December 31, 2004

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)
Portfolio Additions:

2004 Annual Completions

Development		7	2,135	$363.7
Redevelopment	(2)	1	—	8.3

Total Additions		8	2,135	$372.0

2003 Annual Completions

Development		7	1,959	$372.7
Redevelopment		—	—	—

Total Additions		7	1,959	$372.7

Pipeline Activity:

Currently Under Construction

Development		10	2,668	$546.7
Redevelopment	(2)	4	—	40.3

Subtotal		14	2,668	$587.0

Planning

Development Rights		49	13,491	$3,003.0

Total Pipeline		63	16,159	$3,590.0

		% Economic
		Occ
Non-Stabilized Development Communities: (3)		(1) (4)
Avalon at Grosvenor Station, North Bethesda, MD		93.8%	497	79.0

Total			497	$79.0

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

(3)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. Non-stabilized communities completed in the current quarter are detailed on Attachment #9.

(4)	Represents Economic Occupancy for the fourth quarter of 2004.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2004.

Attachment 9

AvalonBay Communities, Inc.
Development Communities as of December 31, 2004

	Percentage		Total	Schedule				Avg
	Ownership	# of	Capital					Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4) (5)	(1) (6)
								Inclusive of
								Concessions
								See Attachment #14
Under Construction:
1. Avalon Run East II	100%	312	$49.3	Q2 2003	Q2 2004	Q2 2005	Q4 2005	$1,655	69.2%	68.6%	62.2%	45.2%
Lawrenceville, NJ
2. Avalon at Crane Brook	100%	387	$55.9	Q3 2003	Q2 2004	Q1 2005	Q4 2005	$1,465	94.8%	74.7%	71.6%	61.5%
Danvers & Peabody, MA
3. Avalon Chrystie Place I (7)	20%	361	$151.7	Q4 2003	Q3 2005	Q4 2005	Q2 2006	$2,705	N/A	N/A	N/A	N/A
New York, NY
4. Avalon Pines I	100%	298	$48.7	Q4 2003	Q4 2004	Q3 2005	Q1 2006	$1,845	40.3%	44.6%	25.5%	8.3%
Coram, NY
5. Avalon Orange	100%	168	$22.4	Q1 2004	Q4 2004	Q3 2005	Q4 2005	$1,565	33.3%	22.0%	14.9%	5.6%
Orange, CT
6. Avalon Danbury	100%	234	$35.6	Q1 2004	Q2 2005	Q4 2005	Q2 2006	$1,675	N/A	N/A	N/A	N/A
Danbury, CT
7. Avalon Del Rey (8)	30%	309	$70.0	Q2 2004	Q2 2005	Q4 2005	Q2 2006	$1,790	N/A	N/A	N/A	N/A
Los Angeles, CA
8. Avalon at Juanita Village (9)	—	211	$45.5	Q2 2004	Q3 2005	Q4 2005	Q2 2006	$1,615	N/A	N/A	N/A	N/A
Kirkland, WA
9. Avalon Camarillo	100%	249	$42.7	Q2 2004	Q3 2005	Q1 2006	Q3 2006	$1,630	N/A	N/A	N/A	N/A
Camarillo, CA
10. Avalon at Bedford Center	100%	139	$24.9	Q4 2004	Q4 2005	Q2 2006	Q4 2006	$1,820	N/A	N/A	N/A	N/A
Bedford, MA

Subtotal/Weighted Average		2,668	$546.7					$1,805

Completed this Quarter:
1. Avalon at Glen Cove South	100%	256	$67.3	Q3 2002	Q1 2004	Q4 2004	Q2 2005	$2,365	100.0%	89.5%	88.3%	86.2%
Glen Cove, NY
2. Avalon at Traville	100%	520	$70.0	Q4 2002	Q3 2003	Q4 2004	Q2 2005	$1,465	100.0%	92.7%	92.3%	90.3%
North Potomac, MD
3. Avalon Milford I	100%	246	$31.5	Q3 2003	Q2 2004	Q4 2004	Q2 2005	$1,370	100.0%	85.4%	83.7%	75.2%
Milford, CT
4. Avalon at The Pinehills I	100%	101	$19.9	Q4 2003	Q3 2004	Q4 2004	Q3 2005	$2,195	100.0%	73.3%	68.3%	42.9%
Plymouth, MA

Subtotal/Weighted Average		1,123	$188.7					$1,715

Total/Weighted Average		3,791	$735.4					$1,780

Weighted Average Projected NOI as a % of Total Capital Cost (1) (10)			8.0%	Inclusive of Concessions - See Attachment #14

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of January 21, 2005.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of January 21, 2005.

(4)	Physical occupancy based on apartment homes occupied as of January 21, 2005.

(5)	Q4 2004 Net Operating Income/(Deficit) for communities under construction and communities completed in current and prior quarters that had not achieved Stabilized Operations for the entire current quarter (as detailed on Attachment #8) was $4.7 million. See Attachment #14.

(6)	Represents Economic Occupancy for the fourth quarter of 2004.

(7)	The community is financed under a joint venture structure with third-party financing, in which the community is owned by a limited liability company managed by a wholly-owned subsidiary of the Company. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.3 million including community-based tax-exempt debt.

(8)	The community is currently owned by a wholly-owned subsidiary of the Company, will be financed, in part or in whole, by a construction loan, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion.

(9)	The community is being developed by a wholly-owned, taxable REIT subsidiary of the Company, and is subject to a venture agreement that provides for the transfer of 100% of the ownership interests upon completion.

(10)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2004.

Attachment 10

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of December 31, 2004

		Cost (millions)		Schedule				Avg	Number of Homes
	# of	Pre-	Total					Rent		Out of
	Apt	Redevelopment	Capital				Restabilized	Per	Completed	Service
	Homes	Capital Cost	Cost (2)(3)	Acquisition	Start	Complete	Ops (3)	Home (3)	to date	@ 12/31/04
								Inclusive of
								Concessions
								See Attachment #14
Under Redevelopment:
1. Avalon at Prudential Center (4)	781	$133.9	$160.0	Q3 1998	Q4 2000	Q2 2006	Q4 2006	$2,640	517	36
Boston, MA
2. Avalon Towers	109	$17.3	$21.5	Q3 1995	Q3 2004	Q3 2005	Q3 2005	$3,330	—	—
Long Beach, NY
3. Avalon at Fairway Hills III (5)	336	$23.3	$29.4	Q3 1996	Q4 2004	Q2 2006	Q4 2006	$1,275	2	31
Columbia, MD
4. Briarcliffe Lakeside (6)	204	$14.5	$18.4	Q3 2004	Q4 2004	Q1 2006	Q3 2006	$955	2	—
Wheaton, IL

Total/Weighted Average	1,430	$189.0	$229.3					$2,130	521	67

Weighted Average Projected NOI as a % of Total Capital Cost (3)			9.5%	Inclusive of Concessions - See Attachment #14

(1)	Redevelopment Communities are communities for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5.0 million.

(2)	Inclusive of acquisition cost.

(3)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million. In Q4 2003, the scope of this redevelopment was extended to include renovations on all remaining apartments, increasing the redevelopment budget to $26.1 million.

(5)	This is one of two communities that previously comprised Avalon at Fairway Hills II. In connection with the beginning of its renovation, this community will now be reported separately as Phase III.

(6)	This community was acquired in Q3 2004 and is currently owned by a wholly-owned subsidiary of the Company. However, the Company expects to reduce its ownership of the community from 100% to 20% upon closing of the Company’s Investment Management Fund (the “IM Fund”) in 2005.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2004.

Attachment 11

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of December 31, 2004

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)

Total - 2003 Actual	1,781	$304,470,471	$335,364,317	$325,139,145	$240,137,497

2004 Actual:
Quarter 1	345	$69,258,020	$61,978,159	$366,959,227	$265,153,787
Quarter 2	771	111,145,634	130,021,954	254,299,634	296,508,756
Quarter 3	655	53,934,546	108,786,193	332,143,584	264,259,419
Quarter 4	410	67,845,190	67,514,664	287,812,355	266,548,250

Total - 2004 Actual	2,181	$302,183,390	$368,300,970

2005 Projected:
Quarter 1	294	$97,006,555	$45,959,281	$190,805,801	$323,557,542
Quarter 2	452	55,029,862	71,695,959	135,775,938	295,645,770
Quarter 3	517	40,645,715	84,105,003	95,130,223	211,104,659
Quarter 4	377	34,698,158	60,785,066	60,432,065	124,519,345

Total - 2005 Projected	1,640	$227,380,290	$262,545,309

REDEVELOPMENT

		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)

Total - 2003 Actual		$8,008,966	$5,660,027	$13,045,931

2004 Actual:
Quarter 1	30	$676,563	$4,362,256	$28,533
Quarter 2	31	887,369	7,444,068	—
Quarter 3	38	496,577	7,132,039	865,315
Quarter 4	44	1,482,707	15,710,325	2,139,555

Total - 2004 Actual		$3,543,216

2005 Projected:
Quarter 1	74	$3,939,988	$11,770,337	$5,182,815
Quarter 2	78	4,170,054	7,600,283	4,738,462
Quarter 3	84	2,684,993	4,915,290	5,405,714
Quarter 4	62	2,341,906	2,573,385	2,953,077

Total - 2005 Projected		$13,136,941

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q4 2004 includes $129.6 million attributed to three anticipated Q1 2005 development starts. One of the anticipated starts is expected to be developed under a joint venture structure and to be financed in part by a construction loan. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $29.3 million including community-based debt. Remaining to Invest also includes $13.2 million attributed to Avalon Chrystie Place I. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.3 million including community-based tax-exempt debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q4 2004 includes $95.4 million related to an unconsolidated joint venture and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2004.

Attachment 12

AvalonBay Communities, Inc.
Future Development as of December 31, 2004

DEVELOPMENT RIGHTS

			Estimated	Total
			Number	Capital Cost (1)
Location of Development Right			of Homes	(millions)
1.	Los Angeles, CA	(2)	123	$40
2.	San Francisco, CA		313	117
3.	Newton, MA	(2)	204	63
4.	Rockville, MD Phase II		196	28
5.	Long Island City, NY Phase II and III		602	176
6.	Lyndhurst, NJ	(2)	328	81
7.	New York, NY Phase II and III	(2)	308	142
8.	New Rochelle, NY Phase II and III		588	165
9.	Coram, NY Phase II	(2)	152	26
10.	Bellevue, WA		368	78
11.	Shrewsbury, MA		264	40
12.	Wilton, CT		100	24
13.	Hingham, MA		236	44
14.	Glen Cove, NY	(2)	111	32
15.	Quincy, MA	(2)	148	24
16.	Plymouth, MA Phase II		69	13
17.	Dublin, CA Phase I		304	72
18.	Lexington, MA		387	76
19.	Andover, MA		115	21
20.	Encino, CA	(2)	131	51
21.	West Haven, CT		170	23
22.	Woburn, MA		446	84
23.	Danvers, MA		428	80
24.	Canoga Park, CA		200	47
25.	Tinton Falls, NJ		298	51
26.	Greenburgh, NY Phase II		766	120
27.	Seattle, WA	(2)	194	54
28.	Oyster Bay, NY		273	69
29.	Norwalk, CT		312	63
30.	College Park, MD		320	44
31.	Union City, CA Phase I	(2)	230	58
32.	Union City, CA Phase II	(2)	209	54
33.	Irvine, CA		290	63
34.	Stratford, CT		146	23
35.	Sharon, MA		156	26
36.	Gaithersburg, MD		254	41
37.	White Plains, NY		430	149
38.	Camarillo, CA		376	55
39.	Cohasset, MA		200	38
40.	Dublin, CA Phase II		200	52
41.	Dublin, CA Phase III		205	53
42.	Milford, CT	(2)	284	45
43.	Alexandria, VA		282	56
44.	Shelton, CT		302	49
45.	Wheaton, MD	(2)	320	56
46.	Yaphank, NY		254	43
47.	Plainview, NY		220	47
48.	Rockville, MD	(2)	240	46
49.	Tysons Corner, VA	(2)	439	101

	Total		13,491	$3,003

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the fourth quarter of 2004.

Attachment 13

AvalonBay Communities, Inc.
Summary of Disposition Activity as of December 31, 2004
(Dollars in thousands)

	Weighted			Accumulated		Weighted Average	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Mkt. Cap Rate (1)	Unleveraged IRR (1) (2)
1998:
9 Communities		$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities		$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities		$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities		$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community		$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel(3)		$460,600	$184,438	$52,613	$131,825	6.3%	13.4%

2004:
5 Communities, 1 Land Parcel		$250,977	$122,425	$19,320	$103,105	4.8%	16.5%

1998 - 2004 Total	5.3	$1,680,916	$531,750	$157,868	$373,882	7.0%	14.1%

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Weighted Average Unleveraged IRRs have been restated from amounts previously reported to reflect a change in methodology. See Attachment #14 - Definition and Reconciliations of Non-GAAP Financial Measures and Other Terms for a description of the current methodology.

(3)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q4	Q4	Full Year	Full Year
	2004	2003	2004	2003

Net income	$114,069	$100,283	$219,745	$271,525
Dividends attributable to preferred stock	(2,175)	(2,175)	(8,700)	(10,744)
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	39,285	38,972	157,988	128,278
Minority interest, including discontinued operations	927	216	3,048	1,263
Cumulative effect of change in accounting principle	—	—	(4,547)	—
Gain on sale of operating communities	(87,288)	(77,599)	(121,287)	(159,756)

FFO attributable to common stockholders	$64,818	$59,697	$246,247	$230,566

Average shares outstanding - diluted	74,050,732	72,227,335	73,354,956	70,203,467
EPS - diluted	$1.52	$1.36	$2.92	$3.73

FFO per common share - diluted	$0.88	$0.83	$3.36	$3.28

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the first quarter and full year 2005 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range

Projected EPS (diluted) - Q1 05	$0.65	$0.69
Projected depreciation (real estate related)	0.55	0.59
Projected gain on sale of operating communities	(0.29)	(0.33)

Projected FFO per share (diluted) - Q1 05	$0.91	$0.95

Projected EPS (diluted) - Full Year 2005	$1.93	$2.13
Projected depreciation (real estate related)	2.29	2.33
Projected gain on sale of operating communities	(0.71)	(0.75)

Projected FFO per share (diluted) - Full Year 2005	$3.51	$3.71

Attachment 14 (continued)

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2004, Established Communities are communities that have Stabilized Operations as of January 1, 2003 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of real estate assets, impairment losses, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Attachment 14 (continued)

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q4	Q4	Q3	Full Year	Full Year
	2004	2003	2004	2004	2003

Net income	$114,069	$100,283	$45,366	$219,745	$271,525
Property management and other indirect operating expenses	7,286	7,655	6,975	27,956	27,123
Investments and investment management	1,207	545	932	4,691	2,948
Interest income	(96)	(805)	(42)	(194)	(3,440)
Interest expense	33,522	32,769	33,240	131,314	133,637
General and administrative expense	4,976	3,434	3,898	18,074	14,830
Joint venture income, minority interest and venture partner interest in profit-sharing	(733)	309	510	228	(22,897)
Depreciation expense	40,346	38,181	42,451	160,815	147,658
Cumulative effect of change in accounting principle	—	—	—	(4,547)	—
Gain on sale of real estate assets	(87,288)	(78,832)	(22,762)	(122,425)	(160,990)
Income from discontinued operations	(1,282)	(1,964)	(451)	(6,444)	(16,494)

NOI from continuing operations	$112,007	$101,575	$110,117	$429,213	$393,900

Established:
Northeast	$25,558	$24,607	$24,683	$100,016	$100,386
Mid-Atlantic	9,609	9,426	9,505	37,945	36,998
Midwest	1,490	1,467	1,579	6,188	5,796
Pacific NW	4,952	4,872	4,990	19,843	19,489
No. California	23,508	24,629	23,403	94,696	100,669
So. California	10,180	9,900	9,804	39,634	38,947

Total Established	75,297	74,901	73,964	298,322	302,285

Other Stabilized	19,153	16,503	20,857	74,409	57,591
Development/Redevelopment	17,456	9,610	15,197	55,967	32,829
Non-Allocated	101	561	99	515	1,195

NOI from continuing operations	$112,007	$101,575	$110,117	$429,213	$393,900

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of December 31, 2004). A reconciliation of NOI from communities sold or held for sale to net income for these communities for the fourth quarter and full year 2004 is as follows (dollars in thousands):

	Q4	Full Year
	2004	2004

Income from discontinued operations	$1,282	$6,444
Interest expense, net	80	508
Minority interest expense	—	37
Depreciation expense	—	1,852

NOI from discontinued operations	$1,362	$8,841

NOI from assets sold	$1,362	$8,841
NOI from assets held for sale	—	—

NOI from discontinued operations	$1,362	$8,841

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release, of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected

Attachment 14 (continued)

NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to Total Capital Cost.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Rental revenue (with concessions on a cash basis) is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q4	Q4	Q3	Full Year	Full Year
	2004	2003	2004	2004	2003

Rental revenue (GAAP basis)	$110,789	$109,097	$110,559	$439,914	$441,410
Concessions amortized	4,167	3,594	4,289	16,260	12,506
Concessions granted	(3,399)	(4,209)	(5,252)	(16,418)	(14,567)

Rental revenue (with concessions on a cash basis)	$111,557	$108,482	$109,596	$439,756	$439,349

% change - GAAP revenue		1.6%	0.2%		(0.3%)

% change - cash revenue		2.8%	1.8%		0.1%

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented on Attachment 13.

Attachment 14 (continued)

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 - $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.

Leverage is calculated by the Company as total debt as a percentage of Total Market Capitalization. Total Market Capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of December 31, 2004 is as follows (dollars in thousands):

Total debt	$2,478,967

Common stock	5,465,430
Preferred stock	100,000
Operating partnership units	37,957
Total debt	2,478,967

Total market capitalization	8,082,354

Debt as % of capitalization	30.7%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Attachment 14 (continued)

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the year ended December 31, 2004 is as follows (dollars in thousands):

NOI for Established Communities	$298,322
NOI for Other Stabilized Communities	74,409
NOI for Development/Redevelopment Communities	55,967
NOI for discontinued operations	8,841

Total NOI generated by real estate assets	437,539
NOI on encumbered assets	78,231

NOI on unencumbered assets	359,308

Unencumbered NOI	82.1%

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense and preferred dividends net of interest income. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gains on sale of partnership interests.

A reconciliation of EBITDA and a calculation of Interest Coverage for the fourth quarter of 2004 are as follows (dollars in thousands):

Net income	$114,069
Interest income	(96)
Interest expense	33,522
Interest expense (discontinued operations)	80
Depreciation expense	40,346

EBITDA	$187,921

EBITDA from continuing operations	$99,271
EBITDA from discontinued operations	88,650

EBITDA	$187,921

EBITDA from continuing operations	$99,271

Interest expense	33,522
Interest income	(96)
Dividends attributable to preferred stock	2,175

Interest charges	35,601

Interest coverage	2.8

In the calculations of EBITDA above, EBITDA from discontinued operations includes $87,288 in gain on sale of communities.

Attachment 14 (continued)

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.